Exhibit 99.1

NEWS RELEASE Media Contact: David W. Carter, dwcarter@magellanhealth.com, (860) 507-1909 Investor Contact: Renie Shapiro, rshapiro@magellanhealth.com, (877) 645-6464

MAGELLAN HEALTH SERVICES RECOMMENDED FOR CONTRACT

TO ADMINISTER LOUISIANA BEHAVIORAL HEALTH PARTNERSHIP

- Multi-year contract to provide behavioral health services to children and adults -

AVON, Conn. — September 2, 2011 — Magellan Health Services, Inc. (NASDAQ: MGLN) announced today that the Louisiana Department of Health and Hospitals has recommended that the company be awarded a contract to manage behavioral health care for Medicaid recipients and other beneficiaries through the Louisiana Behavioral Health Partnership.  The contract with Magellan begins on March 1, 2012, and extends until February 28, 2014, with an optional one-year extension through February 28, 2015.

“Magellan is proud to be chosen to administer this new and innovative program created by the state of Louisiana,” said René Lerer, M.D., chairman and chief executive officer.  “We view this as an opportunity to partner with the state to help transform the behavioral health system for children, youth and adults.  This approach combines the existing strength and resiliency of Louisiana and adds Magellan’s complimentary tools and innovations to support the transformation of the care delivery system.  All states are facing challenges, and Louisiana has chosen to fundamentally change the way it delivers and pays for its behavioral health services with the goal of improving coordination, quality of care and outcomes for consumers.  We understand the state and its residents because of our experience working in Louisiana.  All of us at Magellan have a strong commitment to bringing clinical excellence and innovation to the residents of Louisiana.”

“We are pleased that the Department of Health and Hospitals recognizes that Magellan is best suited to work with them in establishing this program and driving change to expand access to care, improve the quality of life for individuals and achieve cost savings for the state, said Keith Dixon, Ph.D, president of Magellan’s Behavioral Health business.  As a clinically-driven company, we are uniquely positioned to leverage our significant experience and expertise in providing behavioral health services to approximately 10 percent of the U.S. population to create the comprehensive coordinated system of care that the state envisions.  Our customers are demanding new approaches to clinical management and quality, and in all cases these approaches must be rooted in doing the right thing for the care recipient.  We look forward to partnering with Louisiana and ensuring a smooth transition for behavioral health recipients, their families and the community as a whole.”

Magellan has been recommended by the Louisiana Department of Health and Hospitals to serve as the Statewide Management Organization (SMO) to operate the program that will provide behavioral health services to children, youth and adults, including children with significant behavioral health challenges or co-occurring disorders who are in, or at, imminent risk of out-of-home placement.  The SMO is scheduled to begin operations on March 1, 2012.  The contract is expected to generate annual revenue of approximately $150 million.

Under Louisiana law, the bidders who were not awarded the contract have the right to file a protest seeking to overturn the award. There can be no assurance that a protest will not be filed, or that such a protest will not be successful.  The mere filing of a protest may delay the implementation of the contract.  Additionally, the Louisiana Department of Administration must approve the evaluation process and final contract.  The SMO contract must also be approved by the Centers for Medicare and Medicaid Services.

Magellan Health Services—55 Nod Road, Avon CT 06001—www.MagellanHealth.com

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc., is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve.  Magellan’s customers include health plans, employers and government agencies, serving approximately 31.3 million members in our behavioral health business, 18.9 million members in our radiology benefits management segment, and five million members in our medical pharmacy management product.  In addition, the specialty pharmaceutical segment serves 41 health plans and several pharmaceutical manufacturers and state Medicaid programs.  The company’s Medicaid Administration segment serves 25 states and the District of Columbia.  For more information, visit www.MagellanHealth.com.

Cautionary Statement:  This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding the contract to provide behavioral health care services to Medicaid recipients and beneficiaries in the state of Louisiana, and the anticipated start date, revenues, and earnings associated with such contract. These statements are based on management’s analysis, judgment, belief, and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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